Pegasus Communications Provides Updated Assessment of Accounting Matter and
   Requests Additional Extension From The Nasdaq Listing Qualifications Panel

Bala Cynwyd, PA, December 2, 2004 - As previously reported, Pegasus Communications Corporation (NASDAQ: PGTVE) has concluded that all of its limited partnership interest in Pegasus PCS Partners, L.P. ("PCS Partners"), which is currently classified as a noncurrent asset, should instead be accounted for as a reduction in stockholders' equity as of June 30, 2004, March 31, 2004 and December 31, 2003. As of June 30, 2004, March 31, 2004 and December 31, 2003, $19.2 million, $21.8 million and $16.4 million, respectively, was included in noncurrent assets in the Company's consolidated balance sheets with respect to this investment. At the time of the previous announcement, the Company also considered it likely that the nonoperating loss of $2.6 million recorded in the quarter ended June 30, 2004 relating to the impairment of its limited partner interest would be reversed in its restated consolidated statements of operations for the three and six months ended June 30, 2004. Also, at that time, the Company was evaluating whether a portion of the reduction to stockholders' equity should be reflected as a charge to earnings and was continuing to review the accounting of its limited partner interest for interim and annual periods prior to and including December 31, 2003.

On November 24, 2004, the Company concluded that there would be changes to equity in earnings (losses) of affiliates in its statements of operations and comprehensive loss for the years ended December 31, 2003, December 31, 2002 and December 31, 2001 to both amend incorrect allocations of profits and losses in accordance with the related PCS Partners limited partnership agreement and reflect an other than temporary impairment of PCS Partners' assets during 2002. These changes would result in equity in earnings of affiliates for the year ended December 31, 2003 of $205 thousand versus previously reported equity in losses of affiliates of $3.7 million; equity in losses of affiliates for the year ended December 31, 2002 of $4.1 million versus previously reported equity in earnings of affiliates of $865 thousand; and equity in earnings of affiliates for the year ended December 31, 2001 of $11.1 million versus previously reported equity in earnings of affiliates of $14.4 million. After giving effect to these changes to the Company's statements of operations and comprehensive loss for the three years ended December 31, 2003, the remaining noncurrent asset balances that will be appropriately classified to equity as of June 30, 2004, March 31, 2004, and December 31, 2003 are $14 million, $14 million, and $12 million, respectively. Also as a result of these changes, the minority interest in the limited partnership at June 30, 2004 and March 31, 2004 will decrease by $5.3 million from previously reported amounts of $8.8 million and $8.1 million, respectively. In addition, the Company concluded that as a result of the aforementioned impairment of PCS Partners' assets in 2002, an impairment of our limited partnership interest did not occur in the quarter ended June 30, 2004. As a result, the Company will reverse the nonoperating loss of $2.6 million in our consolidated statements of operations for the three and six months ended June 30, 2004.

The above restatement matters are in addition to the tax related restatement matter previously disclosed in the Company's Forms 10-Q filed for the quarters ended June 30, 2004 and March 31, 2004. On October 29, 2004, in a Form 8-K, we previously reported

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that the Company's independent accountants advised the Company that there were material weaknesses in the application of accounting principles and policies that led to the restatement of the Company's financial statements for this tax matter. To rectify these material weaknesses and to prevent the recurrence of circumstances that resulted in the determination to restate prior filed financial statements for this tax matter, the Company engaged a public accounting firm to consult with regarding its accounting for income taxes. As a result of consultations with this accounting firm, the Company has identified an additional potential tax matter for which further restatements may be necessary. The tax matter relates to the deductibility of certain interest expense, which may affect the Company's accounting for income taxes. The Company is currently reviewing its accounting for income taxes as it relates to this matter.

As previously reported, The Nasdaq Listing Qualifications Panel (the "Panel") granted the Company an extension until November 30, 2004 to file an amended Form 10-Q for the period ended June 30, 2004 with financial statements that have been fully reviewed by our independent auditors in accordance with Statement on Auditing Standards No. 100, Interim Financial Information ("SAS 100"), as well as any necessary accounting restatements for prior periods and a Form 10-Q for the period ended September 30, 2004. In light of the recent conclusions reached with respect to the investment in PCS Partners and the ongoing review of the aforementioned tax matter, the Company was unable to make the necessary filings with the Securities and Exchange Commission and meet the Panel's November 30, 2004 deadline. On November 30, 2004, the Company sent to the Panel a request for a further extension to file the second quarter Form 10-Q and any related restatements on or before December 17, 2004, and to file the third quarter Form 10-Q on or before December 24, 2004. The Company is awaiting the Panel's decision. If an extension is not granted, shares of Pegasus' Class A Common Stock would be delisted. If Pegasus is not current in its filing obligations as of the date of such a delisting, its shares will not be eligible for quotation on the OTC Bulletin Board.


About Pegasus Communications

Pegasus Communications Corporation is the parent company of Pegasus Satellite Communications, Inc.; Pegasus Development Corporation, which holds Ka band satellite licenses granted by the FCC and intellectual property rights licensed from Personalized Media Communications L.L.C.; Pegasus Guard Band LLC, which holds FCC licenses to provide terrestrial communications services in the 700 MHZ spectrum covering areas of the United States including approximately 180 million people (POPS); and Pegasus Rural Broadband LLC, which provides wireless broadband Internet access in rural areas.


Contact Information:
Andrew Smith
Pegasus Communications Corporation
(610) 934-7083
andrew.smith@pgtv.com